                                                                    EXHIBIT 11.1

                           AMERICA SERVICE GROUP INC.


                                               SIX MONTHS ENDED JUNE 30,              QUARTER ENDED JUNE 30,
                                               -------------------------              ----------------------
                                               1997                1996                1997                1996
                                            ----------         -----------          ----------         -----------

Net income (loss) attributable to
   common shares                            $  997,000         ($4,879,000)         $  547,000         ($5,254,000)
                                            ==========         ===========          ==========         ===========





Weighted average common shares outstanding   3,448,000           3,051,000           3,486,000           3,220,000

Common stock equivalents                       154,000                --               159,000                --
                                            ----------         -----------          ----------         -----------

Total weighted average common and
   common equivalent shares                  3,602,000           3,051,000           3,645,000           3,220,000
                                            ==========         ===========          ==========         ===========

Net income (loss) per common and
   common equivalent share                  $     0.28         ($     1.60)         $     0.15         ($     1.63)
                                            ==========         ===========          ==========         ===========